Exhibit 99.3

HYATT HOTELS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 9, 2025, Hyatt Hotels Corporation (“Hyatt”) agreed to acquire all of the outstanding shares of Playa Hotels & Resorts N.V. (“Playa”), a leading owner, operator, and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Pursuant to the purchase agreement, Hyatt has commenced a tender offer (the “Transaction”) to purchase all of the issued and outstanding ordinary shares at a cash price of $13.50 per share, for an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired. Hyatt is currently the beneficial owner of 9.4% of Playa’s outstanding shares. The transaction is expected to be funded with new debt financing.

Unless otherwise specified or required by the context, references in this report to “we,” “our,” “us,” “Hyatt,” and the “Company” refer to Hyatt Hotels Corporation, a Delaware corporation, and its consolidated subsidiaries. Throughout this report, the accompanying unaudited pro forma condensed combined financial information and associated adjustments are referred to as the “pro forma balance sheet,” the “pro forma income statement,” and the “notes to the pro forma financial information,” collectively, the “pro forma financial information.” The pro forma financial information is condensed and unaudited, and also combined, except where such information by its presentation or context applies only to Hyatt or Playa. The pro forma balance sheet gives effect to the Transaction and related adjustments, as described below and in the notes to the pro forma financial information, as if they had been completed on December 31, 2024, and the pro forma income statement gives effect to the Transaction and related adjustments as if they had occurred on January 1, 2024.

This pro forma financial information has been prepared based on the following historical consolidated financial statements of Hyatt and Playa:

•

the separate audited consolidated financial statements of Hyatt as of and for the fiscal year ended December 31, 2024, and the related notes, included in Hyatt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

the separate audited consolidated financial statements of Playa as of and for the fiscal year ended December 31, 2024, incorporated by reference in Hyatt’s Current Report on Form 8-K filed on March 17, 2025.

The pro forma financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes of both companies.

The pro forma financial information has been prepared in accordance with Article 11 of Securities Exchange Commission (“SEC”) Regulation S-X and should be read together with the accompanying notes (the “Notes”). Such Notes describe the assumptions and estimates related to the adjustments to the pro forma financial information.

Description of the Transaction

Pursuant to the purchase agreement, Hyatt, through an indirect wholly owned subsidiary, has commenced a tender offer to purchase all of the issued and outstanding ordinary shares, par value EUR 0.10 per share, of Playa (the “Shares”) at a cash price of $13.50 per share (the “Offer Consideration”), without interest and subject to any required tax withholding. The offer will remain open until 9:00 a.m. (New York City time) on the day that is (i) 21 business days from the commencement of the offer or (ii) six business days after the date of the extraordinary general meeting of the shareholders of Playa, whichever is later, unless the offer is extended. The time at which the offer expires (taking into account any extensions) is referred to as the “Expiration Time.”

If the conditions to the settlement of the offer are satisfied, Hyatt will commence a subsequent offering period (the “Subsequent Offering Period”) on the first business day after the Expiration Time. Pursuant to the Subsequent Offering Period, Hyatt will offer to purchase additional shares at the Offer Consideration, without interest and subject to any required tax withholding, for a period of five business days. It is expected that, promptly following settlement of the Subsequent Offering Period (the “Subsequent Closing”), Playa will become an indirect wholly owned subsidiary of Hyatt through a corporate reorganization involving Playa and its subsidiaries. Accordingly, Playa will no longer be a publicly traded company, the listing of the Shares on NASDAQ will be terminated and the Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), resulting in the cessation of Playa’s reporting obligations with respect to the Shares.

Hyatt’s obligation to purchase Shares pursuant to the offer is subject to the satisfaction or waiver of various usual and customary conditions, as disclosed in Form 8-K announcing the signing of the purchase agreement and filed with the SEC on February 10, 2025 (“Initial Form 8-K”).

If, at any then-scheduled expiration time, any conditions of the offer have not been satisfied or waived by Hyatt, Hyatt must, subject to certain exceptions, extend the offer in consecutive periods of up to ten business days in order to permit the satisfaction of such conditions. If Hyatt determines at any then-scheduled expiration time that the conditions of the offer are not reasonably likely to be satisfied within a ten business day extension period, then Hyatt may choose to extend the offer for up to 20 business days instead. Hyatt is not required to extend the offer beyond October 9, 2025.

As it relates to unvested Playa equity awards outstanding, the purchase agreement provides for both cash settlement and Hyatt replacement awards to be issued for various employees. Details are disclosed in the Initial Form 8-K.

Description of the Transaction Financing and Disposition Adjustments

Transaction Financing—As a result of the Transaction, we anticipate the need for approximately $2,700 million of debt financing (“Transaction Financing”). The timing and form of borrowings is expected to include a $1,700 million senior unsecured 3-year delayed draw term loan (the “Delayed Draw Term Facility”) and $1,000 million in senior unsecured notes (the “Senior Notes”). Hyatt has also secured commitments for a $2,700 million senior unsecured 364-day bridge loan facility (the “Bridge Facility”), which would be drawn, subject to conditions, in the event that the proceeds of the Delayed Draw Term Facility and the Senior Notes are less than $2,700 million.

The Delayed Draw Term Facility is expected, based on current market conditions, to have an interest rate of Secured Overnight Financing Rate (“SOFR”) plus 1.175%, payable at least quarterly. Net proceeds from any future asset sales, whether the acquired properties from Playa or existing Hyatt assets, must be used to repay the Delayed Draw Term Facility. Aggregate repayments, either voluntary or mandatory, must be at least $500 million in principal amount by the beginning of the third year of the facility.

We expect other terms to be comparable to our existing senior unsecured notes.

Dispositions—Hyatt and Playa’s historical consolidated financial statements as of and for the year ended December 31, 2024 include the effects of several dispositions. We adjusted for certain of these dispositions in the pro forma financial information (see Note 5).

HYATT HOTELS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the year ended December 31, 2024

(In millions of dollars, except share and per share amounts)

	Historical Hyatt	Historical Playa Adjusted for Reclassifications (Note 2)	Transaction Accounting Adjustments (Note 3)			Financing Adjustments (Note 4)		Disposition Adjustments (Note 5)		Pro Forma Combined
REVENUES:
Base management fees	$399	$3	$—			$—		$12	5	$414
Incentive management fees	242	3	—			—		1	5	246
Franchise and other fees	458	6	(17)	3	(h)	—		1	5	448

Gross fees	1,099	12	(17)			—		14		1,108
Contra revenue	(69)	—	(5)	3	(e)	—		—		(74)

Net fees	1,030	12	(22)			—		14		1,034
Owned and leased	1,174	915	(8)	3	(h)	—		(294)	5	1,787
Distribution	1,023	—	—			—		—		1,023
Other revenues	69	2	—			—		—		71
Revenues for reimbursed costs	3,352	10	(11)	3	(h)	—		—		3,351

Total revenues	6,648	939	(41)			—		(280)		7,266
DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	548	74	30	3	(i)	—		—		652
Owned and leased	925	623	(35)	3	(h)	—		(220)	5	1,293
Distribution	875	—	—			—		—		875
Other direct costs	94	—	—			—		—		94
Transaction and integration costs	42	—	77	3	(j)	—		—		119
Depreciation and amortization	333	79	19	3	(c,d)	—		(38)	5	393
Reimbursed costs	3,457	10	—			—		—		3,467

Total direct and general and administrative expenses	6,274	786	91			—		(258)		6,893
Net gains and interest income from marketable securities held to fund rabbi trusts	49	—	—			—		—		49
Equity earnings (losses) from unconsolidated hospitality ventures	31	—	—			—		—		31
Interest expense	(180)	(89)	—			(77)	4	—		(346)
Gains (losses) on sales of real estate and other	1,245	18	—			—		(1,052)	5	211
Asset impairments	(213)	—	—			—		27	5	(186)
Other income (loss), net	257	—	(39)	3	(k)	1	4	—		219

Income before income taxes	1,563	82	(171)			(76)		(1,047)		351
(Provision) benefit for income taxes	(267)	(8)	72	3	(l)	19	4	214	5	30

Net income	1,296	74	(99)			(57)		(833)		381
Net income attributable to noncontrolling interests	—	—	—			—		—		—

Net income attributable to Hyatt Hotels Corporation	$1,296	$74	$(99)			$(57)		$(833)		$381

EARNINGS PER CLASS A AND CLASS B SHARE:
Net income attributable to Hyatt Hotels Corporation—Basic	$12.99									$3.82
Net income attributable to Hyatt Hotels Corporation—Diluted	$12.65									$3.72
Basic weighted-average shares outstanding	99,791,270									99,791,270
Diluted weighted-average shares outstanding	102,424,100									102,424,100

See accompanying Notes to pro forma financial information.

HYATT HOTELS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2024

(In millions of dollars)

	Historical Hyatt	Historical Playa Adjusted for Reclassifications (Note 2)	Transaction Accounting Adjustments (Note 3)			Financing Adjustments (Note 4)		Disposition Adjustments (Note 5)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,011	$189	$(1,521)	3	(b)	$1,610	4	$28	5	$1,317
Restricted cash	1	—	—			—		—		1
Short-term investments	372	—	—			—		—		372
Receivables, net	1,121	84	(4)	3	(h)	—		—		1,201
Inventories	8	17	—			—		—		25
Prepaids and other assets	174	28	—			—		—		202
Prepaid income taxes	46	11	—			—		—		57
Assets held for sale	—	28	—			—		(28)	5	—

Total current assets	2,733	357	(1,525)			1,610		—		3,175
Equity method investments	189	—	—			—		—		189
Property and equipment, net	1,689	1,374	742	3	(c)	—		—		3,805
Financing receivables, net	368	—	—			—		—		368
Operating lease right-of-use assets	328	6	—			—		—		334
Goodwill	2,541	61	349	3	(a)	—		—		2,951
Intangibles, net	2,167	2	455	3	(d)	—		—		2,624
Deferred tax assets	466	11	36	3	(l)	—		—		513
Other assets	2,843	12	(168)	3	(e)	—		—		2,687

TOTAL ASSETS	$13,324	$1,823	$(111)			$1,610		$—		$16,646

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$456	$11	$—			$(11)	4	$—		$456
Accounts payable	475	29	(4)	3	(h)	—		—		500
Accrued expenses and other current liabilities	565	63	64	3	(j,l)	—		—		692
Current contract liabilities	1,553	71	—			—		—		1,624
Accrued compensation and benefits	192	26	—			—		—		218
Current operating lease liabilities	33	—	—			—		—		33

Total current liabilities	3,274	200	60			(11)		—		3,523
Long-term debt	3,326	1,059	25	3	(a)	1,621		—		6,031
Long-term contract liabilities	843	13	(13)	3	(f)	—		—		843
Long-term operating lease liabilities	245	6	—			—		—		251
Other long-term liabilities	1,810	63	315	3	(l)	—		—		2,188

Total liabilities	9,498	1,341	387			1,610		—		12,836
EQUITY:
Preferred stock	—	—	—			—		—		—
Common stock	1	(381)	381	3	(g)	—		—		1
Additional paid-in capital	—	1,217	(1,198)	3	(g)	—		—		19
Retained earnings	3,815	(345)	310	3	(g)	—		—		3,780
Accumulated other comprehensive loss	(269)	(9)	9	3	(g)	—		—		(269)

Total stockholders’ equity	3,547	482	(498)			—		—		3,531

Noncontrolling interests	279	—	—			—		—		279

Total equity	3,826	482	(498)			—		—		3,810

TOTAL LIABILITIES AND EQUITY	$13,324	$1,823	$(111)			$1,610		$—		$16,646

See accompanying Notes to pro forma financial information.

HYATT HOTELS CORPORATION AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts in millions of dollars, except share and per share amounts)

(Unaudited)

1.	BASIS OF PRESENTATION

We are currently in process of evaluating Playa’s accounting policies, and our review will be finalized following Transaction close or as more information becomes available. As a result of our review, additional differences could be identified between the accounting policies of the two companies. There have not been any material accounting policy differences identified as of the date of this filing between the two companies that require adjustment in the pro forma financial information. Adjustments have been made to eliminate transactions between Hyatt and Playa.

The pro forma financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Transaction or any integration costs that may be incurred. The pro forma financial information does not reflect any changes to Playa’s existing hotel management operations which may occur as of Transaction close. Hyatt remains committed to its asset-light business model, and we have received non-binding indications of interest from potential real estate buyers for Playa’s owned real estate portfolio and we are currently in negotiations with potential real estate buyers. Such negotiations remain ongoing, and there is no certainty that an agreement for a real estate transaction will be entered into. Therefore, the pro forma financial information does not reflect any future asset sales, which could have a material effect on the financial position and results of Hyatt. The pro forma financial information is provided for informational purposes only and is not necessarily indicative of results that would have occurred had the Transaction been completed as of the dates indicated. Furthermore, the pro forma financial information does not purport to be indicative of the future financial position or operating results of the combined operations.

2.	RECLASSIFICATION ADJUSTMENTS

During the preparation of the pro forma financial information, we performed a preliminary review of Playa’s financial information to identify differences in financial statement presentation as compared to our presentation. Based on the information currently available, certain reclassifications have been made to Playa’s historical financial statements to conform to Hyatt’s presentation. Following the close of the Transaction, further review of Playa’s financial statements may result in additional reclassifications. These reclassifications could be materially different from the amounts set forth in the pro forma financial information presented herein.

The table below includes a preliminary reconciliation of Playa’s historical balance sheet to Hyatt’s presentation at December 31, 2024:

Playa Financial Statement Line	Historical Playa	Reclassification Adjustment	Historical Playa Adjusted for Reclassifications	Hyatt Financial Statement Line
ASSETS
Cash and cash equivalents	$189	$—	$189	Cash and cash equivalents
Trade and other receivables, net	67	—	67	Receivables, net
Insurance recoverable	15	—	15	Receivables, net
Accounts receivable from related parties (a)	2	—	2	Receivables, net
Inventories	17	—	17	Inventories
Prepayments and other assets	55	(29)	26	Prepaids and other assets
		11	11	Prepaid income taxes
		6	6	Operating lease right-of-use assets
		12	12	Other assets
Property and equipment, net	1,374	—	1,374	Property and equipment, net
Derivative financial assets	2	—	2	Prepaids and other assets
Goodwill, net	61	—	61	Goodwill
Other intangible assets	2	—	2	Intangibles, net
Deferred tax assets	11	—	11	Deferred tax assets
Assets held for sale	28	—	28	Assets held for sale

Total assets	$1,823	$—	$1,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$155	$(132)	$23	Accounts payable
		26	26	Accrued compensation and benefits
		35	35	Accrued expenses and other current liabilities
		71	71	Current contract liabilities
Payables to related parties (a)	6	—	6	Accounts payable
Income tax payable	15	—	15	Accrued expenses and other current liabilities
Debt	1,070	(11)	1,059	Long-term debt
		11	11	Current maturities of long-term debt
Derivative financial liabilities	13	—	13	Accrued expenses and other current liabilities
Other liabilities	27	(19)	8	Other long-term liabilities
		13	13	Long-term contract liabilities
		6	6	Long-term operating lease liabilities
Deferred tax liabilities	55	—	55	Other long-term liabilities

Total liabilities	1,341	—	1,341

Shareholders’ equity
Ordinary shares	19	—	19	Common stock
Treasury shares	(400)	—	(400)	Common stock
Paid-in capital	1,217	—	1,217	Additional paid-in capital
Accumulated other comprehensive (loss) income	(9)	—	(9)	Accumulated other comprehensive loss
Accumulated deficit	(345)	—	(345)	Retained earnings

Total shareholders’ equity	482	—	482	Total stockholders’ equity

Total liabilities and shareholders’ equity	$1,823	$—	$1,823

(a)

See Note 3(h) for historical related-party transactions between Hyatt and Playa eliminated in the pro forma financial information. No further adjustments were made for Playa’s historical related-party transactions.

The table below includes a preliminary reconciliation of Playa’s historical income statement to Hyatt’s presentation for the year ended December 31, 2024:

Playa Financial Statement Line	Historical Playa	Reclassification Adjustment		Historical Playa Adjusted for Reclassifications	Hyatt Financial Statement Line
Revenue
Package	$796	$—		$796	Owned and leased
Non-package	119	—		119	Owned and leased
The Playa Collection	6	—		6	Franchise and other fees
Management fees	6	(3)		3	Base management fees
		3		3	Incentive management fees
Cost reimbursements	10	—		10	Revenues for reimbursed costs
Other revenues	2	—		2	Other revenues

Total revenue	939	—		939
Direct and selling, general and administrative expenses
Direct	498	125	(a)	623	Owned and leased
Selling, general and administrative	199	(125	)(a)	74	General and administrative
Depreciation and amortization	79	—		79	Depreciation and amortization
Reimbursed costs	10	—		10	Reimbursed costs
Gain on sale of assets	(18)	—		(18)	Gains (losses) on sales of real estate and other
Gain on insurance proceeds	(3)	—		(3)	Other income (loss), net

Direct and selling, general and administrative expenses	765	—		765

Interest expense	(89)	—		(89)	Interest expense
Loss on extinguishment of debt	(1)	—		(1)	Other income (loss), net
Other (expense) income	(2)	—		(2)	Other income (loss), net

Net income before tax	82	—		82

Income tax (provision) benefit	(8)	—		(8)	(Provision) benefit for income taxes

Net income	$74	$—		$74

(a)	Reclassifies certain expenses related to owned hotels, including insurance expenses, sales and marketing expenses, rent expense, and credit card commissions.

3.	TRANSACTION ACCOUNTING ADJUSTMENTS

(a)	Preliminary Purchase Price Allocation

Total Transaction consideration was estimated as follows:

Playa shares outstanding (1)	122,988,198
Less: Playa shares held by Hyatt (1)	(12,143,621)

Total number of Playa shares to be offered	110,844,577
Offer Consideration per share	$13.50

Cash paid to Playa shareholders	$1,496
Cash paid to settle Playa share-based payment awards for terminating employees (2)	12
Fair value of replaced Playa share-based payment awards attributable to pre-combination vesting (3)	19

Total Transaction consideration	$1,527

(1)	Represents shares at March 14, 2025 and assumes all issued and outstanding ordinary Playa shares are validly tendered and accepted in the Transaction.
(2)

Terminating employees, as defined in the purchase agreement, are entitled to cash settlement of their share-based payment awards. The total payment is allocated between pre- and post-combination vesting. The value related to pre-combination vesting is included in the Transaction consideration.

(3)

As defined in the purchase agreement, continuing awards of Playa that are issued and unvested will be replaced with Hyatt share-based payment awards. The total fair value of these awards is allocated between pre- and post-combination vesting. The fair value related to pre-combination vesting is included in the Transaction consideration.

In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, the Transaction will be accounted for using the acquisition method of accounting, with Hyatt as the acquirer and Playa as the acquiree. Hyatt estimated the fair value of Playa’s assets acquired and liabilities assumed using the fair value concepts defined in ASC 820, Fair Value Measurement. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the Transaction consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate Transaction consideration depends on certain estimates and assumptions, all of which are preliminary. Hyatt intends to finalize valuations upon completion of the Transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Transaction close. The assets and liabilities of Playa have been measured based on various preliminary estimates using assumptions that Hyatt management believes are reasonable based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this pro forma financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying pro forma financial information and could have a material impact on the combined company’s future results of operations and financial position.

The following table summarizes the preliminary fair value of the net assets to be acquired and the liabilities to be assumed:

Transaction consideration	$1,527
Fair value of Hyatt’s shares in Playa at Transaction close (1)	164

Total amount to be allocated	$1,691

Property and equipment (Note 3(c))	$2,116
Intangibles (Note 3(d))	457
Goodwill	410
Other assets (3)	374

Total assets acquired	$3,357

Debt (2)	$1,095
Other liabilities (3)	571

Total liabilities assumed	$1,666

Total Playa net assets acquired	$1,691

(1)	Calculated using the number of Playa shares held by Hyatt at March 14, 2025, multiplied by $13.50 of Offer Consideration.
(2)

Playa’s existing debt is expected to be legally assumed by Hyatt at Transaction close. However, we expect to immediately pay off the $1,078 million term loan (see Note 4). Debt assumed includes $17 million of Playa’s historical finance lease liabilities and excludes $25 million of deferred financing fees and discounts on the term loan, which were recorded on Playa’s historical balance sheet as a reduction to debt but are eliminated as a part of acquisition accounting.

(3)

Certain Playa historical assets and liabilities were eliminated as a part of acquisition accounting. All other assets and liabilities were recorded at their carrying values, which approximate their fair values, in the pro forma balance sheet at December 31, 2024.

The estimated goodwill is attributable to the growth opportunities we expect to realize by introducing the Playa hotel properties to our all-inclusive platform offerings, including our distribution and destination management services, as well as the Unlimited Vacation Club business that we manage. Goodwill is not expected to be tax deductible.

(b)	Cash and cash equivalents

The adjustment to cash and cash equivalents on the pro forma balance sheet at December 31, 2024 consists of the following:

Cash paid to Playa shareholders (Note 3(a))	$(1,496)
Cash paid to settle Playa share-based payment awards for terminating employees (Note 3(a) and Note 3(i))	(25)

Pro forma adjustment	$(1,521)

(c)	Property and equipment, net

The following table summarizes the estimated fair values, weighted-average useful lives, and depreciation expense, which was calculated for the year ended December 31, 2024 using the straight-line method, of the property and equipment acquired by Hyatt. The fair value was estimated using a market approach and market participant assumptions.

	Fair value	Weighted- average useful life in years	Depreciation expense
Land	$721	—	$—
Buildings and improvements	1,153	30	38
Furniture, equipment, and computers	178	4	45
Construction in progress	64	—	—

Total acquired property and equipment	$2,116		$83
Removal of Playa’s historical property and equipment and depreciation expense	(1,374)		(76)

Pro forma adjustment	$742		$7

These preliminary estimates of fair value and estimated weighted-average useful lives will likely differ once the Transaction is closed and the purchase price allocation is finalized. A 10% change in the fair value of property and equipment would increase or decrease depreciation expense on the pro forma income statement by approximately $8 million for the year ended December 31, 2024.

(d)	Intangibles, net

The following table summarizes the estimated fair values, useful lives, and amortization expense, which was calculated for the year ended December 31, 2024 using the straight-line method, of the identifiable intangible assets acquired by Hyatt. The fair values were estimated based on available information as of date of this filing using discounted future cash flow models, which include revenue projections based on the expected contract terms and long-term growth rates.

	Fair value	Useful lives in years	Amortization expense
Management agreement intangibles	$457	30	$15

Removal of Playa’s historical intangible assets and amortization expense	(2)		(3)

Pro forma adjustment	$455		$12

These preliminary estimates of fair value and estimated useful lives will likely differ once the Transaction is closed and the purchase price allocation is finalized. A 10% change in the fair value of intangible assets would increase or decrease amortization expense on the pro forma income statement by approximately $2 million for the year ended December 31, 2024.

(e)	Other assets

The adjustment to other assets on the pro forma balance sheet at December 31, 2024 consists of the following:

Removal of Hyatt’s carrying value of Playa shares at December 31, 2024	$(154)
Removal of Playa’s historical key money assets paid to obtain management contracts (1)	(7)
Removal of Hyatt’s historical key money assets paid to Playa (2)	(6)
Removal of Playa’s historical interest rate swap asset (3)	(1)

Pro forma adjustment	$(168)

(1)	Balance will be eliminated as a part of acquisition accounting.
(2)

Represents consideration paid to Playa as a franchisee and customer under ASC 606, Revenue from Contracts with Customers. As this amount will no longer represent an asset with a third party, we wrote off the balance with an offsetting adjustment to contra revenue on the pro forma income statement. In the pro forma income statement, we also removed $1 million of Hyatt’s historical key money asset amortization recognized in contra revenue during the year ended December 31, 2024.

(3)	Assumes interest rate swaps are terminated at Transaction close.

(f)	Long-term contract liabilities

The $13 million adjustment to long-term contract liabilities on the pro forma balance sheet at December 31, 2024 relates to Playa’s historical deferred revenue related to key money received that will be eliminated as a part of acquisition accounting.

(g)	Equity

The adjustment to equity on the pro forma balance sheet at December 31, 2024 consists of the following:

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss
Removal of Playa’s historical equity	$381	$(1,217)	$345	$9
Fair value of replaced Playa share-based payment awards (Note 3(a))	—	19	—	—
Reversal of Hyatt’s deferred tax asset related to Playa shares held by Hyatt at Transaction close (Note 3(l))	—	—	39	—
Realized gain on Playa shares held by Hyatt, net of $2 million of tax (Note 3(k))	—	—	8	—
Removal of Hyatt’s historical key money assets paid to Playa, net of $1 million of tax (Note 3(e))	—	—	(5)	—
Fair value of accelerated Playa share-based payment awards, net of $3 million of tax (Note 3(i))	—	—	(10)
Transaction costs, net of $10 million of tax (Note 3(j))	—	—	(67)	—

Pro forma adjustment	$381	$(1,198)	$310	$9

(h)	Franchise agreements between Hyatt and Playa

During the year ended December 31, 2024, Playa paid Hyatt fees associated with the franchise agreements of Playa resorts operating under the Hyatt Ziva and Hyatt Zilara brands. The following table summarizes the adjustments to the pro forma financial information to eliminate this historical activity, which are intercompany transactions of the combined company.

Adjustments related to Hyatt:
Franchise and other fees	$(17)

Revenues for reimbursed costs	$(11)

Receivables, net	$(4)

Adjustments related to Playa:
Owned and leased revenues	$(8)

Owned and leased expenses	$(35)

Accounts payable	$(4)

(i)	Share-based payments

As described in the Initial Form 8-K, the purchase agreement provides for unvested outstanding Playa share-based payment awards to be either paid out in cash or replaced with Hyatt share-based payment awards. For both cash payments to terminating employees and replacement awards issued, the post-combination value was estimated based on the number of unvested awards that Playa employees are entitled to in accordance with the purchase agreement, the offer price of $13.50 per share, the original service period of the award, and the remaining required service period post-Transaction, if any. The fair value of the cash-settled awards associated with post-combination service, which is non-recurring, will be recognized immediately in general and administrative expenses at Transaction close, as Hyatt accelerated the vesting for these employees. The value of the replacement awards issued by Hyatt and associated with post-combination service will be recognized in general and administrative expenses over the remaining service period, which is between 1-3 years.

Compensation expense of replaced Playa share-based payment awards	$17
Compensation expense of cash settled Playa share-based payment awards	13

Pro forma adjustment	$30

(j)	Transaction costs

We estimate $48 million of non-recurring transaction costs, including legal, financial advisory, and regulatory fees, that have been or will be incurred as part of the Transaction and are not yet reflected in the historical income statement. Additionally, we expect to incur and pay approximately $29 million in non-recurring termination fees related to existing Playa franchise agreements. These costs were included, net of $10 million of tax, in accrued expenses and other current liabilities on the pro forma balance sheet at December 31, 2024. No adjustment has been reflected in the pro forma income statement for transaction costs that Playa expects to incur as a part of the Transaction.

(k)	Other income (loss), net

The adjustment to other income (loss), net consists of the following:

Removal of Hyatt’s historical unrealized gains on Playa shares	$(49)

Fair value of Hyatt’s shares in Playa at Transaction close (Note 3(a))	$164
Less: Carrying value of Hyatt’s shares in Playa at December 31, 2024 (Note 3(e))	(154)

Realized gain on Playa shares held by Hyatt (1)	$10

Pro forma adjustment	$(39)

(1)	Represents the remeasurement of our previously-held shares in Playa to fair value at Transaction close. The estimated gain is non-recurring and will not continue after Transaction close.

(l)	Taxes

An estimate of the income tax impacts were applied, as appropriate, to each transaction accounting, financing, and disposition adjustment. This estimate reflects an estimated statutory rate in the jurisdiction that each adjustment is expected to occur. Although not reflected in the pro forma financial information, the effective tax rate of the combined company could be different than Hyatt’s historical effective tax rate, either higher or lower, depending on various factors, including post-acquisition geographical mix of income.

We have recorded estimated deferred tax assets or liabilities from the preliminary purchase price allocation in Note 3(a). We have also adjusted the pro forma balance sheet to reflect the estimated tax impact as a result of removing Hyatt’s historical shares in Playa (see Note 3(g)). The purchase price allocation and related tax impacts are preliminary and have been made solely for the purpose of providing this pro forma financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates.

The following table summarizes the transaction accounting adjustments to the pro forma financial information related to taxes. See Note 4 and Note 5 for tax impacts of the financing and disposition adjustments, respectively.

(Provision) benefit for income taxes	$72

Deferred tax assets	$36

Accrued expenses and other current liabilities	$(13)

Other long-term liabilities	$315

4.	TRANSACTION FINANCING ADJUSTMENTS

As described in “Description of Transaction of the Transaction Financing and Other Adjustments,” we intend to use the net proceeds from the Transaction Financing to (i) fund the Transaction consideration, (ii) pay off the existing Playa term loan, and (iii) pay transaction costs.

The adjustments to cash and cash equivalents and long-term debt on the pro forma balance sheet at December 31, 2024 consist of the following:

Net proceeds from Delayed Draw Term Loan (1)	$1,694
Net proceeds from Senior Notes (1)	994
Pay-off of existing Playa term loan	(1,078)

Pro forma adjustment	$1,610

(1)	Proceeds from the Delayed Draw Term Loan and Senior Notes are each net of $6 million of estimated underwriting discounts and other offering expenses.

The adjustment to interest expense on the pro forma income statement for the year ended December 31, 2024 consists of the following:

Interest expense on Delayed Draw Term Loan (1)	$99
Interest expense on Senior Notes (2)	55
Financing fees incurred related to Bridge Facility	11
Removal of Playa’s historical interest expense (3)	(88)

Pro forma adjustment	$77

(1)	Calculated using an interest rate of 5.5%, which is estimated as SOFR plus 1.175%, and includes amortization of deferred financing fees, which are recognized using the effective interest rate method.
(2)

Calculated using an assumed blended interest rate of 5.5%, which is estimated based on existing market conditions, and includes amortization of deferred financing fees, which are recognized using the effective interest rate method.

(3)	Includes amortization of discounts and debt issuance costs and excludes $1 million related to finance lease obligations.

A 1/8% change in the interest rates would increase or decrease interest expense on the pro forma income statement by $18 million for the year ended December 31, 2024. The interest rates assumed for the pro forma financial information could be significantly different than actual interest rates on any debt issued to finance the transaction based on market rates and other factors at that time.

Additionally, we removed Playa’s historical $1 million loss on extinguishment of debt related to the repricing of the term loan in the second quarter of 2024, which is included in other income (loss), net on the pro forma income statement for the year ended December 31, 2024, as we will not assume this debt as part of the Transaction.

Finally, we recognized a $19 million benefit for income taxes on the pro forma income statement for the year ended December 31, 2024 to adjust for the tax impacts of the Transaction Financing.

5.	DISPOSITION ADJUSTMENTS

During the year ended December 31, 2024, Hyatt completed the dispositions of Hyatt Regency O’Hare Chicago, Hyatt Regency Orlando, Park Hyatt Zurich, Hyatt Regency San Antonio Riverwalk, Hyatt Regency Green Bay, and Hyatt Regency Aruba Resort Spa and Casino, and Playa completed the disposition of Jewel Palm Beach. During the first quarter of 2025, Playa sold Jewel Paradise Cove. In conjunction with Hyatt’s dispositions, we entered into long-term management or franchise agreements.

The following table summarizes the adjustments in the pro forma income statement for the year ended December 31, 2024 related to these dispositions. Certain impacts as a result of the dispositions, including the impacts of seller financing, if applicable, were excluded due to insignificance.

	Hyatt Dispositions	Playa Dispositions	Pro forma adjustment
Base management fees	$12	$—	$12

Incentive management fees	$1	$—	$1

Franchise and other fees	$1	$—	$1

Owned and leased revenues	$(259)	$(35)	$(294)

Owned and leased expenses	$(181)	$(39)	$(220)

Depreciation and amortization	$(35)	$(3)	$(38)

(Gains) losses on sales of real estate and other	$(1,034)	$(18)	$(1,052)

Asset impairments	$27	$—	$27

(Provision) benefit for income taxes	$214	$—	$214

Jewel Paradise Cove was classified as held for sale on Playa’s historical balance sheet at December 31, 2024. As this property will not be part of the Transaction, we removed $28 million from assets held for sale with a corresponding increase to cash and cash equivalents on the pro forma balance sheet. As all other properties had been sold at December 31, 2024, no additional adjustments were made to the pro forma balance sheet for disposition activity.